Exhibit 5.1

[DAVIS GRAHAM & STUBBS LLP LETTERHEAD]

January 22, 2013

Resolute Energy Corporation

1675 Broadway, Suite 1950

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special counsel to Resolute Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 filed by the Company with the Commission on September 5, 2012 (the “Registration Statement”), and all amendments thereto, relating to the registration of the offer by the Company to exchange up to $400,000,000 aggregate principal amount of its 8.50% Senior Notes due 2020 registered under the Securities Act (the “New Notes”) for an equal principal amount of its currently existing and outstanding 8.50% Senior Notes due 2020 (the “Outstanding Notes”). The New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by Hicks Acquisition Company I, Inc., a Delaware corporation, Resolute Aneth, LLC, a Delaware limited liability company, Resolute Natural Resources Company, LLC, a Delaware limited liability company, Resolute Wyoming, Inc., a Delaware corporation, BWNR, LLC, a Delaware limited liability company, WYNR, LLC, a Delaware limited liability company, Resolute Northern Rockies, LLC, a Delaware limited liability company, and Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (collectively, the “Guarantors”). The New Notes will be issued under an Indenture, dated as of April 25, 2012 (the “Indenture”), by and among the Company, the Guarantors, and U.S. Bank National Association, National Association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, Amendment No. 1 to the Registration Statement, filed October 22, 2012, and Amendment No. 2 to the Registration Statement, filed January 22, 2013, (2) an executed copy of the Indenture, (3) the form of New Notes and (4) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, the conformity to authentic originals of any documents submitted to us as copies, and the truthfulness of all statements of fact contained in each document we reviewed. We have also assumed, with your approval, that (a) the Indenture has been duly authorized, executed and delivered by all parties thereto and (b) the New Notes will conform to the form thereof that we reviewed and will be duly authenticated in accordance with the terms of the Indenture.

In connection with this opinion, we have assumed that the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, as amended.

Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when (a) the Registration Statement, as amended, becomes effective under the Securities Act, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the Outstanding Notes have been exchanged for New Notes in the manner described in the Registration Statement, as amended, and (d) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (i) the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that (i) purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) may have the effect of discouraging or preventing a change in control of the Company, in each case to the extent otherwise contrary to public policy, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinions are based on and are limited to the contract laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and we render no opinion with respect to any other laws or the laws of any other jurisdiction. We are not admitted to the practice of law in the State of Delaware. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP